Press Release	Source: 3DIcon Corporation

Inventor of CSpace(TM) and Pixel Precision(TM) Joins 3DIcon as Chief Technology Officer
Tuesday July 29, 9:42 am ET

Dr. Hakki Refai, Award-Winning University of Oklahoma Research Scientist, to Focus Exclusively on the Accelerating Development and Commercialization of 3DIcon's Technologies

TULSA, Okla.--(BUSINESS WIRE)--3DIcon Corporation (OTCBB: TDCP - News), a development-stage technology company, today announced that Dr. Hakki Refai, the researcher whose discoveries led to the development of CSpace™ and Pixel Precision™ under 3DIcon’s Sponsored Research Agreement (SRA) at the University of Oklahoma (OU), will be assuming the position of Chief Technology Officer of 3DIcon following completion of his obligations at OU. Dr. Refai is expected to commence his formal duties in the current quarter. As CTO, Dr. Refai will be charged with the overall technology development of the Company, overseeing the ongoing development of 3DIcon’s portfolio of technologies at OU, which will continue under the SRA, as well as working closely with commercial and governmental licensing partners in the impending commercialization and marketing of 3DIcon's technologies.

Dr. Refai is an award-winning scientist who has served as the Senior Research Scientist in the School of Electrical and Computer Engineering at the University of Oklahoma. He received his Bachelor of Science degree in electrical engineering in 1992 from Aleppo University, Syria, and his M.S. and Ph.D. degrees in electrical and computer engineering in 2002 and 2005, respectively, from the University of Oklahoma.

Dr. Refai has authored or coauthored many journal and conference publications and has served on the program committee of two leading international conferences. Prior to his scientific endeavors, Dr. Refai built and operated a successful international electronics business.

“We have been hugely impressed with what Hakki Refai has developed for 3DIcon at OU, including our flagship 3D technology CSpace™ and our first revenue-producing product, Pixel Precision™,” said Martin Keating, 3DIcon’s chairman and CEO. “His joining our team as CTO is a testament to our mutual confidence in the upcoming commercialization of the technologies that he has spearheaded.”

Vivek Bhaman, 3DIcon president, added, “As we start to build potential licensing and development partnerships for our 3D technologies, having Dr. Refai’s expertise in-house will greatly enhance our ability to move the scientific and commercial efforts forward at an accelerated pace. Furthermore, as the inventor of our key 3D technology, CSpace™, Dr. Refai is the best person to direct and drive the integration of CSpace™ technology into industry and product-specific 3D applications.”

“I am excited and very pleased to be coming on board with 3DIcon at a momentous time in the transfer of these technologies from the lab to the commercial marketplace,” stated Dr. Refai. “It is my goal to advance and deliver critical milestones that will drive the advancement and commercialization of our technologies in the emerging 3D industry.”

Dr. Jim Sluss, principal investigator for 3DIcon's SRA at the University of Oklahoma, commented, “One of the most fulfilling parts of my job is to see fine young people like Hakki move on to technology leadership roles. I am thrilled that he is getting such an opportunity with 3DIcon! At OU we are very proud of producing top-notch scientific talent who are in demand from corporate America. Fostering such creative people and supporting their transfer between academia and private enterprise is in fact one of our top priorities. We congratulate Dr. Refai and look forward to our continued work on 3DIcon's groundbreaking 3D technologies here at OU.”

Pending wrap-up of his obligations at OU, Dr. Refai will be joining 3DIcon with an employment agreement which includes equity-based compensation and incentives that are subject to his meeting key technology milestones, including the creation of a fully operational prototype as well as integration with industry applications.

About 3DIcon Corporation

3DIcon Corporation (the “Company”) is a developer of groundbreaking 3D projection and display technologies that are being designed to produce full color, 360° volumetric images. The Company recently launched its first product, Pixel Precision™, a software product that targets the R&D market for developers using Texas Instruments' DLP line of products. Through its sponsored research agreement with the University of Oklahoma, 3DIcon owns the exclusive worldwide marketing rights to all 3D intellectual properties developed or under development under the SRA.

Safe Harbor Statement under the Private Securities Litigation Act Of 1995

With the exception of historical information, the matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of 3DIcon could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations, inability to hire and retain qualified personnel, and changes in the general economic climate. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by 3DIcon, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

Contact:
3DIcon Corporation
Investor Relations
Dilek Mir, 310-591-5619